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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): March 4, 2004




                         HARVEST NATURAL RESOURCES, INC.
             (Exact name of registrant as specified in its charter)




            Delaware                   1-10762                77-0196707
  (State or other jurisdiction       (Commission             (IRS Employer
        of incorporation)           File Number)          Identification No.)




                      15835 Park Ten Place Drive, Suite 115
                              Houston, Texas 77084
          (Address, including zip code, of principal executive offices)



                                 (281) 579-6700
              (Registrant's telephone number, including area code)





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 ITEM 9. REGULATION FD DISCLOSURE

         Until September 2003, Harvest Natural Resources, Inc. had a 34 percent minority equity investment in a Russian company, LLC Geoilbent ("Geoilbent"). In September 2003, we sold our interest in Geoilbent. The equity method of accounting was used for our investment in Geoilbent. We accounted for the equity in the earnings (or losses) of Geoilbent based on a fiscal year ending September
30. Geoilbent used the full cost method of accounting to report its oil and gas properties accumulated on a country basis. Accordingly, Geoilbent capitalizes the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties may not exceed a "ceiling limit" as defined by the Securities and Exchange Commission ("SEC") which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10 percent, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, the amount of the excess must be charged to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does impact our share of Geoilbent's net income (loss), our equity investment in Geoilbent and reduces our stockholder's equity. Geoilbent performed a quarterly country ceiling test of its oil and gas properties under the full cost accounting rules of the SEC. These rules generally require that Geoilbent price future oil production at the oil price in effect at the end of each fiscal quarter and require a write-down if capitalized costs exceed this "ceiling," even if prices declined for only a short period of time. A ceiling test was performed for the period ended March 31, 2003 and the capitalized costs did not exceed the projected "ceiling." In December 2003, Geoilbent determined that a ceiling test write-down of approximately $45.0 million ($37.1 million net of tax) should be recorded for the period ended March 31, 2003, primarily because the oil prices originally used for the ceiling test did not reflect the actual prices as of the period ended March 31, 2003. The impact to our equity in Geoilbent was a net additional loss of $12.6 million for the three and six months ended June 30, 2003. Accordingly, we will be restating our consolidated financial statements for the three and six months ended June 30, 2003 to recognize the additional equity loss in affiliated companies.

           On September 25, 2003, we sold our interest in Geoilbent. As a result of the additional equity loss, we have an increased gain on the disposition equal to the equity loss. Accordingly, we will be restating our consolidated financial statements for the three and nine months ended September 30, 2003 to recognize the additional gain realized as a result of the additional full cost ceiling test write-down.

         We will be filing a Form 10-Q/A with the SEC for the second and third quarters of 2003 to reflect these changes to our consolidated financial statements for the periods affected.

         Information in this Current Report that is being furnished pursuant to
Item 9 shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information furnished pursuant to Item 9 in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. The furnishing of the information in Item 9 of this Current Report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information Item 9 of this Current Report contains is material investor information that is not otherwise publicly available.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           HARVEST NATURAL RESOURCES, INC.

                                           By: /s/ Kerry R. Brittain
                                               ---------------------------------
                                               Kerry R. Brittain
                                               Senior Vice President, General
                                               Counsel and Corporate Secretary

Date: March 4, 2004